                                                         Exhibit 11

         OLIN CORPORATION AND CONSOLIDATED SUBSIDIARIES
          Computation of Per Share Earnings (Unaudited)
                           (In millions)
                                                     Six Months
                                                   Ended June 30,
                                                   --------------
                                                   1996     1995
                                                   ----     ----
Primary earnings per share
- --------------------------

Primary earnings:

Net income                                          $96.7   $82.0

Less ESOP preferred dividend, net of tax benefit
  and other                                          (3.3)   (2.8)
                                                    ------  ------

Net income                                          $93.4   $79.2
                                                    =====   =====



Primary shares:

Weighted average shares outstanding                  24.9    24.3
                                                    =====   =====

Primary net income per common share                 $3.76   $3.26
                                                    =====   =====


Fully diluted earnings per share
- --------------------------------

Fully diluted earnings:

Net income                                          $96.7   $82.0

Less additional ESOP contribution                    (1.7)   (1.2)
                                                    ------  ------

Net income                                          $95.0   $80.8
                                                    =====   =====


Fully diluted shares:

Weighted average number of common
   shares outstanding and common
   stock equivalents                                 24.9    24.3

 Dilutive effect of:

   ESOP preferred stock                               0.9     1.6

   Stock options                                      0.2     -
                                                    ------  ------


Fully diluted shares                                 26.0    25.9
                                                    =====   =====

Fully diluted net income per common share           $3.65   $3.12
                                                    =====   =====